EXECUTION COPY

AMENDMENT NO. 2

AMENDMENT NO. 2 dated as of May 5, 2006 between MCC IOWA LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“MCC Iowa”); MCC ILLINOIS LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“MCC Illinois”); MCC GEORGIA LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“MCC Georgia”); and MCC MISSOURI LLC, a limited liability company duly organized and validly existing under the laws of the State of Delaware (“MCC Missouri”, and, together with MCC Iowa, MCC Illinois and MCC Georgia, the “Borrowers”); and JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent (the “Administrative Agent”) pursuant to authority granted by the Majority Lenders pursuant to Section 11.04 of the Amendment and Restatement referred to below.

The Borrowers, the lenders party thereto, and the Administrative Agent are parties to a Amendment and Restatement dated as of December 16, 2004 of the Credit Agreement dated as of July 18, 2001 (as modified and supplemented and in effect from time to time, the “Amendment and Restatement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by said lenders to the Borrowers in an aggregate principal or face amount not exceeding $1,450,505,440.24 (which may, in circumstances therein provided, be increased to $1,950,505,440.24).

The Borrowers and the Administrative Agent, pursuant to authority granted by, and having obtained the consent of Lenders party to the Amendment and Restatement constituting the Majority Lenders wish now to amend the Amendment and Restatement in certain respects, and accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Except as otherwise defined in this Amendment No. 2, terms defined in the Amendment and Restatement are used herein as defined therein.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Amendment and Restatement shall be amended as follows:

2.01. References Generally. References in the Amendment and Restatement (including references to the Amendment and Restatement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Amendment and Restatement as amended hereby.

Amendment No. 2

2.02. Definitions.  Section 1.01 of the Amendment and Restatement shall be amended by amending the following definitions (to the extent already included in said Section 1.01) and adding the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.01):

“Affiliate Subordinated Indebtedness” shall mean Indebtedness to an Affiliate (i) for which a Borrower is directly and primarily liable, (ii) in respect of which none of its Subsidiaries is contingently or otherwise obligated, (iii) that is subordinated to the obligations of the Borrowers to pay principal of and interest on the Loans, Reimbursement Obligations, fees and other amounts payable hereunder and under the other Loan Documents pursuant to an Affiliate Subordinated Indebtedness Subordination Agreement, (iv) that does not mature prior to January 31, 2016, and that is issued pursuant to documentation containing terms (including interest, covenants and events of default) in form and substance satisfactory to the Majority Lenders, (v) that states by its terms that principal and interest in respect thereof shall only be payable to the extent permitted under Section 8.09 hereof and (vi) that is pledged by the respective holder thereof to the Administrative Agent in a manner that creates a first priority perfected security interest in favor of the Administrative Agent, as collateral security for the obligations of the Borrowers hereunder, pursuant to (in the case of Mediacom Broadband) the Guarantee and Pledge Agreement and (in the case of any other holder) a security document in form and substance satisfactory to the Administrative Agent.

“Majority Lenders” shall mean, subject to the last paragraph of Section 11.04 hereof, Lenders having more than 50% of the sum of (a) the aggregate outstanding principal amount of the Tranche A Term Loans or, if the Tranche A Term Loans shall not have been made, the aggregate outstanding principal amount of the Tranche A Term Loan Commitments plus (b) the aggregate outstanding principal amount of the Tranche D Term Loans or, if the Tranche D Term Loans shall not have been made, the aggregate principal amount of the Tranche D Term Loan Commitments, as the case may be, plus (c) the aggregate outstanding principal amount of the Incremental Facility Term Loans of each Series or, if the Incremental Facility Term Loans of such Series shall not have been made, the aggregate outstanding principal amount of the Incremental Facility Commitments of such Series plus (d) the sum of (i) the aggregate unused amount, if any, of the Incremental Facility Revolving Credit Commitments of each Series at such time plus (ii) the aggregate amount of Letter of Credit Liabilities in respect of Incremental Facility Letters of Credit of each Series at such time plus (iii) the aggregate outstanding principal amount of the Incremental Facility Revolving Credit Loans of each Series at such time plus (e) the sum of (i) the aggregate unused amount, if any, of the Revolving Credit Commitments at such time plus (ii) the aggregate amount of Letter of Credit Liabilities in respect of Revolving Credit Letters of Credit at such time plus (iii) the aggregate outstanding principal amount of the Revolving Credit Loans at such time.

Amendment No. 2

The “Majority Lenders” of a particular Class of Loans shall mean Lenders having outstanding Loans, Letter of Credit Liabilities, Commitments or unused Commitments (as applicable, and determined in the manner provided above) of such Class representing more than 50% of the total outstanding Loans, Letter of Credit Liabilities, Commitments or unused Commitments of such Class at such time.

Notwithstanding any of the foregoing, (i) for purposes of modifying, waiving or making any determination (including taking any action under the last paragraph of Section 9.01) with respect to Section 8.10(a), (b) or (c), the “Majority Lenders” shall mean the Lenders having outstanding Loans, Letter of Credit Liabilities, Commitments or unused Commitments (other than the Tranche D Term Loans and Tranche D Term Loan Commitments) representing more than 50% of the total outstanding Loans, Letter of Credit Liabilities, Commitments or unused Commitments (other than the Tranche D Term Loans and Tranche D Term Loan Commitments) and (ii) for purposes of modifying, waiving or making any determination (including taking any action under the last paragraph of Section 9.01) with respect to Section 8.10(d), the “Majority Lenders” shall mean Lenders having outstanding Tranche D Term Loans representing more than 50% of the total outstanding Tranche D Term Loans.

“System Cash Flow” shall mean, for any period, the sum, for the Borrowers and their Subsidiaries (determined on a combined basis without duplication in accordance with GAAP), of the following: (a) gross operating revenues (not including extraordinary or unusual items but including business interruption insurance (to the extent it represents lost revenue for such period)) for such period minus (b) all operating expenses (not including extraordinary or unusual items) for such period, including, without limitation, technical, programming and selling, general and administrative expenses, but excluding (to the extent included in operating expenses) income taxes, Management Fees, depreciation, amortization, interest expense (including, without limitation, all items included in Interest Expense) and any extraordinary or unusual items plus (c) any compensation received for management services provided by the Borrowers during any such period in respect of any Franchises retained by the seller pursuant to any agreement for the purchase of such Franchises by the Borrowers during any such period plus (d) non-cash operating expenses, including, without limitation, any non-cash compensation expense realized from grants of equity instruments or other rights (including, without limitation, stock options, stock appreciation or other rights, restricted stock, restricted stock units, deferred stock and deferred stock units) to officers, directors and employees of the Borrowers and their Subsidiaries. For the purposes of determining System Cash Flow, gross operating revenues will include revenues received in cash in respect of investments, so long as such investments are recurring (i.e. reasonably expected to continue for four or more fiscal quarters) and do not for any period exceed 20% of gross operating revenues for such period (not including (i) extraordinary or unusual items and (ii) such investment revenues).

Amendment No. 2

Notwithstanding the foregoing, if during any period for which System Cash Flow is being determined the Borrowers or any of their Subsidiaries shall have consummated any acquisition of any CATV System or other business, or consummated any Disposition, then, for all purposes of this Agreement (other than for purposes of the definition of Excess Cash Flow), System Cash Flow shall be determined on a pro forma basis as if such acquisition or Disposition had been made or consummated on the first day of such period.

“Tranche D Term Loan Commitment” means, with respect to each Tranche D Term Loan Lender, the commitment of such Lender to make Tranche D Term Loans under the Tranche D Term Loan Incremental Facility Agreement.

“Tranche D Term Loan Lender” has the meaning specified in the Tranche D Term Loan Incremental Facility Agreement.

“Tranche D Term Loan” means an Incremental Term Loan made pursuant to the Tranche D Term Loan Incremental Facility Agreement.

“Tranche D Term Loan Incremental Facility Agreement” means the Incremental Facility Agreement (Tranche D Term Loans) dated as of May 5, 2006 between the Borrowers, the lenders party thereto and the Administrative Agent.

2.03.         Certain Financial Covenants. Section 8.10 of the Amendment and Restatement is hereby amended to read in its entirety as follows:

“8.10        Certain Financial Covenants.

(a)    Total Leverage Ratio. As to all the Lenders (other than the Tranche D Term Loan Lenders), the Borrowers will not permit the Total Leverage Ratio to exceed the following respective ratios at any time during the following respective periods:

Total
Period	Leverage Ratio

From April 1, 2006
through March 31, 2007	5.75 to 1

From April 1, 2007
through March 31, 2008	5.50 to 1

From April 1, 2008
through March 31, 2009	4.75 to 1

From April 1, 2009
and at all times thereafter	4.50 to 1

Amendment No. 2

(b)    Interest Coverage Ratio. As to all the Lenders (other than the Tranche D Term Loan Lenders), the Borrowers will not permit the Interest Coverage Ratio to be less than the following respective ratios as at the last day of any fiscal quarter ending during the following respective periods:

Period	Ratio

From April 1, 2006
through March 31, 2007	1.60 to 1

From April 1, 2007
through March 31, 2008	1.70 to 1

From April 1, 2008
through March 31, 2009	1.90 to 1

From April 1, 2009
and at all times thereafter	2.00 to 1

(c)    Debt Service Coverage Ratio. As to all the Lenders (other than the Tranche D Term Loan Lenders), the Borrowers will not permit the Debt Service Coverage Ratio to be less than 1.10 to 1 as at any time.

(d)    Tranche D Term Loan Total Leverage Ratio. As to the Tranche D Term Loan Lenders, the Borrowers will not permit the Total Leverage Ratio to exceed 6.00 to 1 at any time.”

Section 3. Representations and Warranties. Each Obligor represents and warrants to the Lenders and the Administrative Agent, as to itself and each of its subsidiaries, that (a) the representations and warranties set forth in Section 7 (as hereby amended) of the Amendment and Restatement, and in each of the other Loan Documents, are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in said Section 7 to “this Agreement” included reference to this Amendment No. 2 and (b) no Default or Event of Default has occurred and is continuing.

Section 4. Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective, as of the date hereof, upon the execution and delivery of this Amendment No. 2 by the Borrowers and the Administrative Agent.

Section 5. Miscellaneous. Except as herein provided, the Amendment and Restatement shall remain unchanged and in full force and effect. This Amendment No. 2 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 2 by signing any such counterpart. This Amendment No. 2

Amendment No. 2

shall be governed by, and construed in accordance with, the law of the State of New York.

Section 6. Confirmation of Security Documents. Each of the Borrowers hereby confirms and ratifies all of its obligations under the Loan Documents to which it is a party. By its execution on the respective signature lines provided below, each of the Obligors hereby confirms and ratifies all of its obligations and the Liens granted by it under the Security Documents to which it is a party, represents and warrants that the representations and warranties set forth in such Security Documents are complete and correct on the date hereof as if made on and as of such date and confirms that all references in such Security Documents to the “Credit Agreement” (or words of similar import) refer to the Amendment and Restatement as amended hereby without impairing any such obligations or Liens in any respect.

Amendment No. 2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Amendment and Restatement to be duly executed and delivered as of the day and year first above written.

BORROWERS

MCC GEORGIA LLC
MCC ILLINOIS LLC
MCC IOWA LLC
MCC MISSOURI LLC

By	Mediacom Broadband LLC, a Member
By	Mediacom Communications
Corporation, a Member

By:	/s/
Name:
Title:

MEDIACOM BROADBAND LLC
By Mediacom Communications Corporation, a
Member

By:	/s/
Name:
Title:

MEDIACOM COMMUNICATIONS
CORPORATION

By:	/s/
Name:
Title:

Amendment No. 2

ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/
Name:
Title:

Amendment No. 2